EULAV ASSET MANAGEMENT

DECLARATION OF TRUST

Dated as of ___December 23, 2010

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1.	The Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.	1

2.	If the Purchaser wishes to resell or transfer all or any portion of the Interests, the Purchaser will obtain from the Company any consent required and from each purchaser or transferee a letter containing the same representations and agreements as set forth herein and will have such purchaser or transferee complete a Notice of Transfer.	1

3.	The Purchaser (i) hereby agrees that this Transfer Certificate may be attached to the Declaration and (ii) by executing and delivering this Notice of Transfer, with the consent of the Company if required by the Declaration and the completion of any other requirements (such as an opinion of counsel) set forth in the Declaration, hereby becomes a Holder under the Declaration and agrees to be bound by all the terms thereof.	1

	Schedule 1
	Annex A
	Annex B

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EULAV ASSET MANAGEMENT

DECLARATION OF TRUST, dated as of __December 23, 2010, by the Trustees and Shareholders.

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions.  Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

"Act" means the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq., as it may be amended from time to time, and any successor to such statute.

"Adjusted Capital Account Deficit" shall mean, with respect to any Shareholder, the deficit balance, if any, in such Shareholder's Capital Account as of the end of the applicable Fiscal Year after (i) crediting thereto any amounts which such Shareholder is, or is deemed to be, obligated to restore pursuant to Treasury Regulations Section 1.704-2(g)(1) and Section 1.704-2(i)(4) and (ii) debiting such Capital Account by the amount of the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).  The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

"Adjusted Gross Revenues"  means the Gross Revenues of the Company and its controlled subsidiaries exclusive of distribution revenues (including so-called Rule 12b-1 fees) from investment funds and sales commissions from the sale of shares of investment funds (including mutual funds).

"Affiliate" means, with respect to any person, any person controlling, controlled by or under common control with such person.  For this purpose "control" means the power to direct the policies or management of a person and shall not, after the date this Agreement is signed, include VLI or any person controlled by it with respect to the Company or any person controlled by the Company.

"Agency" means any relationship pursuant to which one person acts as a representative for another person with such authority and subject to such limitations as have been agreed between them.

"Agreement" means this Declaration of Trust of the Company, including Schedules and annexes hereto, as it may be amended, supplemented, modified or restated from time to time as provided in this Agreement.

"Available Net Proceeds" means cash of the Company resulting from a sale of any or all of the assets of the Company net of the expenses of such sale, payment of liabilities and, pending resolution thereof, reserves for contingent liabilities arising from such sale.

"Business Day" means any day other than a Saturday, Sunday or any other day on which banks in New York, New York are required by law to be closed.  All references to Business Day herein shall be based on the time in New York, New York.

"Capital Account" means a bookkeeping record of the interests of each Shareholder in the Company from time to time, which shall be maintained in the manner provided by this Agreement, including Section  5.1.

"Carrying Value" with respect to any asset of the Company or any entity treated as a partnership for federal income tax purposes in which it invests, means the asset's adjusted basis for federal income tax purposes, except that the Carrying Values of all such assets may be adjusted to equal their respective fair market values (as determined by the Trustees with the consent of VLI), in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to:  (a) the date of the acquisition of any additional Interest by any new or existing Shareholder in exchange for more than a de minimis capital contribution; or (b) the date of the distribution of more than a de minimis amount of Company property (other than distribution in accordance with Sections 4.1(b) and (c)) to a Shareholder; provided that adjustments pursuant to clauses (a) and (b) above shall be made only if the Trustees and VLI reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Shareholders.  The Carrying Value of any asset distributed to any Shareholder shall be adjusted immediately prior to such distribution to equal its fair market value.  In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of "Profits and Losses" rather than the amount of depreciation determined for federal income tax purposes.

"Certificate" has the meaning set forth in Section 2.1.

"Class A Voting Profits Interests" means the subclass of Voting Profits Interests having the economics and voting and other rights  set forth herein for such subclass.

"Class B Voting Profits Interests" means the subclass of Voting Profits Interests having the economics and voting and other rights set forth herein for such subclass.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Company" means EULAV Asset Management, a Delaware statutory trust.

"Conversion" has the meaning set forth in Section 2.1.

"Covered Person" has the meaning set forth in Section 3.4(b).

"De minimis" means insignificant or minimal.

"Delaware Trustee" has the meaning set forth in Section 3.1(b).

"ESI" means EULAV Securities, Inc., the broker-dealer subsidiary of the Company (EULAV Asset Management or "EAM").

"Excess Cash" means, with respect to any calendar quarter, cash of the Company distributable pursuant to Section 4.1(c) after giving effect to Section 4.1(b), excluding cash distributable in accordance with Section 4.1(d).

"Fiscal Year" has the meaning set forth in Section 6.2.

"Fund" or "Funds" means any of the registered investment companies or series thereof formerly advised by VLI and advised by the Company as of the date of this Agreement.

"Gross Revenues" means all revenues of the Company.

"Immediate Family" of a person means any of the following:  (a) any of such person's estate, heirs, spouse, parents, children and grandchildren; (b) any trust or estate, the majority (in number or interest) of the beneficiaries of which consist of such person or such person's heirs, spouse, parents, children or grandchildren; or (c) any partnership or limited liability company, or other entity the majority (in number or interest) of the partners, members or other equity owners of which consist of such person and any of the persons described in clause (a) or (b) above.

"Interest" means the entire beneficial interest owned by a Shareholder in the Company at any particular time, including the right of such Shareholder to any and all benefits to which a Shareholder may be entitled as provided in this Agreement, together with the obligations of such Shareholder to comply with all the terms and provisions of this Agreement.

"Investment Company Act" means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder and applicable exemptions granted therefrom, as amended from time to time.

"Investment Company Requirement" has the meaning set forth in Section 3.l(k)(v).

"Nonvoting Profits Interest" means the class of Profits Interest not entitled to vote on the election or removal of Trustees and only on such other specific matters as are set forth herein.

"Percentage Interest" means, with respect to any Shareholder and any class of Interest, the percentage set forth opposite such Shareholder's name under the heading "Percentage Interest in Class," as set forth with respect to a particular class of Interests in Schedule 1.

"Person" means any human being, partnership, limited liability company, corporation, trust or other entity and any government or any agency or political subdivision thereof.

"Profits Interest" means an Interest in the Profits and Losses of the Company.

"Profits" and "Losses" means, for each Fiscal Year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for federal income tax purposes with the following adjustments:  (a) items that are required by Section 703(a)(1) of the Code to be separately stated will be included; (b) items of income that are exempt from inclusion in gross income for federal income tax purposes will be treated as items of income, and related deductions that are disallowed under Section 265 of the Code will be treated as deductions; (c) Section 705(a)(2)(B) expenditures will be treated as deductions; (d) distributions in accordance with Section 4.1(b) will be treated as deductions in the calculation of Profits and Losses; and (e) items of income, gain or loss in connection with dispositions of assets will be based on Carrying Value.

"Representative" has the meaning set forth in Section 7.2.

"Revenue Interest" means an Interest in the Adjusted Gross Revenues  — initially owned by Value Line, Inc. ("VLI).

"Securities Act" means the Securities Act of 1933 and the rules and regulations promulgated thereunder and applicable exemptions granted therefrom, as amended from time to time.

"Shareholder" means any person who is as of any particular time a holder of a beneficial interest in the Company.

"Tax Matters Partner" has the meaning set forth in Section 6.3.

"Transfer" means any assignment, sale, exchange, transfer, pledge, encumbrance, hypothecation or other disposition of all or any part of an Interest.

"Transferee" means, with respect to any legal or beneficial interest in the Company, the Person to whom the Transferor of such interest desires to Transfer or has Transferred such interest in accordance with the terms of this Agreement.

"Transferor" means, with respect to any legal or beneficial interest in the Company, the Shareholder or other person desiring to Transfer such interest.

"Treasury Regulations" means the United States Treasury Regulations promulgated under the Code.

"Trustees" shall mean the signatories to this Agreement signing in their capacity as Trustees, so long as any of them shall continue in office in accordance with the terms hereof, and all other persons who at the time in question have been duly elected or appointed and have qualified as Trustees in accordance with the provisions hereof and are then in office.

"VLI" means Value Line, Inc., a New York corporation.

"Voting Percentage" means, with respect to any class of Voting Profits Interests, the percentage set forth opposite such Shareholder's name under the heading "Voting Percentage," as set forth in Schedule 1.

"Voting Profits Interest" means the classes of Profits Interests entitled to vote on matters generally and on the election or removal of Trustees.

SECTION 1.2  Terms Generally.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Unless the context requires otherwise, the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

ARTICLE II

GENERAL PROVISIONS

SECTION 2.1 Conversion  (a) Immediately prior to execution hereof, VLI has restructured EULAV Securities, Inc. as a limited liability company and contributed all of its interests to the Company, with VLI’s interests in the Company after giving effect to such contribution having a Carrying Value of $56.1 million at the time of restructuring, and has converted the Company from a limited liability company to a statutory trust (the "Conversion") by filing with the Secretary of State of the State of Delaware a certificate of conversion executed by EULAV Asset Management LLC and a certificate of trust executed by the Trustees.  The parties hereto intend the Company to be constituted as a statutory trust under the provisions of the Act for the purposes and on the terms set forth in this Agreement.  The Company shall execute, deliver and file with the Secretary of State of the State of Delaware the certificate of trust (collectively, such initial certificate of trust together with any amendments or restatements, the "Certificate"), any other certificates necessary and to take all action for the Company (i) to form or qualify to conduct the business in which the Company is engaged under the laws of any jurisdiction in which the Company is doing business and to continue in effect such formation or qualification and (ii) in order to protect the limited liability of the Shareholders under the laws of any jurisdiction in which the Company is doing business.  The Company shall not make any amendments to the Certificate other than ministerial changes and changes reflecting amendments to this Agreement made in accordance with Section 10.8 and a copy of any such amendment shall be provided to VLI at least 10 days prior to filing any such amendment.  The Company shall take or cause to be taken all action required to register or qualify the Company as a statutory trust under applicable federal, state and foreign laws and rules and regulations of applicable self-regulatory organizations, and to maintain such registrations, licenses, regulatory approvals and qualifications and memberships in effect for so long as required.

(b)           VLI shall take such action that, immediately after giving effect to the Conversion, the Company and its controlled subsidiaries shall have cash, cash equivalents and short-term investments of $7,000,000 (which includes ESI's required capital of $100,000).  Except as used in the business, the Company will invest such funds in short-term debt securities of companies whose long term obligations are rated AAA, AA or A (or money market funds investing exclusively in securities of at least that credit quality) or FDIC-insured certificates of deposit.  At the time of the Conversion there is no separate or additional amount of capital coming from VLI relating to Rule 12b-1 monies, working capital or any other element of capital.  Each of VLI and the Company acknowledges that at the time of the Conversion a portion of such monies relate to unused Rule 12b-1 payments previously made by certain of the Funds to ESI, which portion will be reduced and eliminated over time through excess marketing payments being made by the Company.

(c)           VLI hereby grants to the Company, each of its controlled Affiliates and the Funds a fully paid, worldwide right to use the "Value Line" name for each of the Funds and in connection with the business of each such Fund, including for marketing and promotional purposes, which right shall not be terminable so long as the Company continues to be the investment adviser to such Fund and such Fund does not alter its investment objectives or fundamental policies as they exist on the date hereof to use leverage for investment purposes, short selling or other complex or unusual investment strategies to create a risk profile similar to that of so-called hedge funds.  The foregoing rights shall not extend to any investment fund or investment product (including any other series of any of the Funds) managed or marketed by the Company or any of its controlled Affiliates other than the Funds without the prior written consent of VLI.  VLI hereby acknowledges and agrees that, with respect to VLI and its Affiliates, the Company and ESI each have full rights to use "EULAV" in its business and name.

(d)           VLI shall, without charge or expense, supply to the Company, for periods on and after the time of the Conversion, at least the same Value Line ranking information, and on the same time frame, as VLI's most favored institutional customers receive so that its investment advisory and other personnel may use the ranks in managing and promoting the Funds under the supervision of senior management of the Company.  VLI will also continue to permit the Company and the Funds to make accurate statements about the ranking systems and such Funds' use of the ranks, subject to the requirement that the Company clear the accuracy of such statements with VLI in writing.  The foregoing rights shall be in effect for each Fund so long as such Fund is managed by the Company or a successor in a manner that utilizes the ranks and the ranking systems.  The foregoing rights shall not extend to any investment fund or investment product (including any other series of any of the Funds) managed or marketed by the Company or any of its controlled Affiliates other than the Funds, unless agreed to in writing by VLI.

(e)           Neither the Company nor ESI has assumed and neither does assume any liability of VLI.  Consequently, VLI agrees that neither the Company nor ESI is responsible for any liability arising from the Order of the U.S. Securities and Exchange Commission dated November 4, 2009 to which VLI is a party.  VLI has not assumed and does not assume any liability of the Company for any period on or after the Conversion.  For the avoidance of doubt VLI acknowledges that it has separately agreed to reimburse by March 31, 2011 an aggregate of $917,302.76 of expenditures by certain of the Funds in connection with matters leading up to such Order.

SECTION 2.2  Shareholders.  Annex A attached hereto contains the name and address of each Shareholder as of the date of this Agreement.  Schedule 1 attached hereto contains the Percentage Interest in class and Voting Percentage, if any, of each class of Interests as of the date of this Agreement.  Annex A and Schedule 1 (or comparable records maintained by the Company) shall be revised by the Company from time to time to reflect changes in the Shareholders and their Interests in accordance with the terms of this Agreement.

SECTION 2.3  Name.  The Company shall conduct its activities under the name of "EULAV Asset Management".  The Company's business may be conducted under any other name or names as the Trustees may determine except that use of the name Value Line or derivations thereof or a name confusingly similar to Value Line shall require the prior written consent of VLI.  The Trustees shall give prompt notice of any such name change to each other Shareholder.

SECTION 2.4  Limitation of Liability.  (a)  Except as provided in the Act and as expressly provided herein or as such Shareholder shall otherwise expressly agree in writing, no Shareholder shall be obligated personally for any debt, obligation or liability of the Company or of any other Shareholder solely by reason of being a Shareholder.  The foregoing shall not preclude a person (including but not limited to the chief executive of the Company) from being responsible and liable in his or her capacity as an officer responsible for observance by the Company of applicable legal requirements.

(b)           In no event shall any Shareholder (i) be obligated to make any capital contribution or payment to or on behalf of the Company or (ii) have any liability to return distributions received by such Shareholder from the Company, in each case except (A) as otherwise specifically provided in this Agreement or other related agreements, (B) as such Shareholder shall otherwise expressly agree in writing, (C) if received illegally or (D) as may be required by applicable law.

SECTION 2.5  Term.  The existence of the Company shall continue unless and until the Company is dissolved, wound up and terminated in accordance with Article VII.  Except as provided in Article VII, no Shareholder shall have the right to dissolve, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of the Company, in each case except as expressly provided in this Agreement.  Except with the consent of the Trustees, no Shareholder at any time shall have the right to petition or to take any action to subject Company assets or any part thereof to the authority of any court or other governmental body in connection with any bankruptcy, insolvency, or receivership of the Company.

SECTION 2.6  Purpose; Powers.  (a)  The purpose of the Company shall be, directly or indirectly through subsidiaries or Affiliates, to serve as an investment adviser for registered investment companies (including, but not limited to, mutual funds), separate accounts and other client relationships and to engage in services related thereto, including distribution, marketing and administration.  In no event shall the Company engage in the business of publishing investment or credit rankings or other materials or information or in any other way be or assist others to be in competition with the business of VLI as constituted immediately prior to the date the Company engages in any new business activity.  The Company shall deploy its capital solely in furtherance of its purposes as set forth in this Section 2.6.

(b)           Except as expressly provided herein, in furtherance of its purposes, the Company shall have all powers necessary, suitable or convenient for the accomplishment of its purposes, alone or with others.

SECTION 2.7  Registered Office and Registered Agent; Places of Business.  The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other person or persons as the Trustees may designate from time to time.  Subject to Section 3.6, the Company shall maintain an office and principal place of business at such places as may from time to time be determined by the Trustees.

ARTICLE III

MANAGEMENT AND OPERATION OF THE COMPANY

SECTION 3.1 Management.  (a) Except as otherwise provided herein, the management of the business and affairs of the Company shall be vested exclusively with the Trustees.  Subject to Section 3.1(k) hereof, the Trustees shall have the authority to exercise all powers necessary and convenient for the purposes of the Company, including those enumerated in Section 2.6, on behalf and in the name of the Company.  The powers of the Trustees may be exercised without order of or resort to any court.  No Trustee shall be obligated to give any bond or other security for the performance of any of his duties or powers hereunder.

(b)           Number and Qualification.  The number of Trustees shall be six or such higher number as shall be set forth from time to time in a written instrument signed or adopted by a majority of the Shareholders holding the Voting Profits Interests.  The initial Trustees shall be Mitchell Appel, Avi T. Aronovitz, Richard Berenger, Howard Sirota, R. Alastair Short, and The Corporation Trust Company.  An individual nominated as a Trustee shall be at least 21 years of age and not older than such age as may be set forth in a written instrument signed or adopted by not less than two-thirds of the Trustees then in office and shall not be under mental or physical incapacity.  Trustees need not own Interests and may succeed themselves in office.  One of the Trustees must have its principal place of business within or be a resident of the State of Delaware and will be designated as the Delaware Trustee.  The Delaware Trustee shall not have authority to vote on any matter considered by the Trustees.  Said Delaware resident Trustee shall not be paid the fee referred to in Section 3.1(g)

(c)           Term.  Each Trustee shall hold office until his death, incapacity or incompetence, resignation or removal; provided, however, that not more often than each April any holder of more than 10% of any class of the Voting Profits Interests may request in writing that a meeting of the Shareholders be held for the purpose of electing or removing one or more Trustees.

(d)           Resignation and Removal.  Any Trustee may resign his trust (without need for prior or subsequent accounting) by an instrument in writing signed by him and delivered or mailed to the Chairman of the Board, if any, or the President or the Secretary of the Company (or person performing such function) and such resignation shall be effective upon such delivery, or at such later date as is provided in such instrument.  Any Trustee may be removed with or without cause at any time by a written instrument, signed or adopted by the Shareholders holding at least two thirds of the Voting Profits Interests, specifying the date when such removal shall become effective.  If during the lifetime of Jean Bernhard Buttner ("JBB") it is determined in writing by counsel selected by JBB that a Trustee is related to JBB through business or other relationships such that she would be likely to be treated for purposes of the federal securities laws as an associated person or affiliated person of the Company or an affiliated person of any of the investment funds it manages, such person shall resign as Trustee and the Shareholders holding the Voting Profits Interests shall fill the resulting vacancy as provided in Section 3.1(e) with a person who is not so related to Jean Bernhard Buttner.

(e)           Vacancies.  The term of office of a Trustee shall terminate and a vacancy shall occur in the event of the removal, resignation, incapacity or incompetence to perform the duties of the office, or death, of a Trustee.  Whenever a vacancy among the Trustees shall occur, the Shareholders holding the Voting Profits Interests shall fill such vacancy within 60 days after the date thereof by electing an individual having the qualifications described in this Article by a written instrument signed or adopted by the Shareholders holding at least two-thirds of the Voting Profits Interests.  Any vacancy created by an increase in the number of Trustees may be filled by the appointment of an individual having the qualifications described in this Article.  No vacancy shall operate to annul this Agreement or to revoke any existing agency created pursuant to the terms of this Agreement.  Whenever a vacancy in the number of Trustees shall occur, until such vacancy is filled as provided herein, the Trustees in office, regardless of their number, shall have all the powers granted to the Trustees and shall discharge all the duties imposed upon the Trustees by this Agreement.

(f)           Meetings.  Meetings of the Trustees shall be held from time to time upon the call of the Chairman of the Board, if any, or the President, or the Secretary of the Company or the Shareholders holding a majority of the Voting Profits Interests.  Regular meetings of the Trustees may be held without call or notice at a time and place fixed by the Trustees.  Notice of any other meeting shall be sent by facsimile, email (followed by confirmatory phone call) or overnight delivery not less than 48 hours before the meeting or otherwise actually delivered orally or in writing not less than 24 hours before the meeting, but need not be sent to the Delaware Trustee and may be waived in writing by any Trustee either before or after such meeting.  The attendance of a Trustee at a meeting shall constitute a waiver of notice of such meeting except where a Trustee attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.  The notice need not specify the matters to be considered at such meeting.  The Trustees may act with or without a meeting.  A quorum for all meetings of the Trustees shall be four of the Trustees excluding the Delaware Trustee (or, if fewer than five Trustees excluding the Delaware Trustee are then in office; a majority of such Trustees).  Unless provided otherwise in this Declaration of Trust, any action of the Trustees may be taken at a meeting by vote of a majority of the Trustees present (a quorum being present) or without a meeting by written consent of all of the Trustees excluding the Delaware Trustee.

All or any one or more Trustees may participate in a meeting of the Trustees by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other; participation in a meeting pursuant to any such communications system shall constitute presence in person at such meeting.

The Trustees may elect a Chairman of the Board of Trustees, who shall not, in his or her capacity as such, be an officer of the Trust and who shall serve at the pleasure of the Trustees and shall be elected by them each year.

(g)           General Powers and Duties of Trustees.  The Trustees shall owe to the Company and its Shareholders the same fiduciary duties as owed by directors of corporations to such corporations and their stockholders under the general corporation law of the State of Delaware; provided, however, that the Delaware Trustee shall not owe to any person any duty other than confidentiality.  The Trustees shall have exclusive and absolute control over the assets of the Company to the same extent as if the Trustees were the sole owners of such assets and business in their own right, but with such powers of delegation as may be permitted by, and subject to the provisions of this Agreement.  The Trustees may establish their compensation for acting as trustees; provided, that in no event shall the annual compensation of any Trustee for serving as such exceed $15,000 ($30,000 in the case of the chairman of the Trustees in the event the Trustees elect from among themselves a chairman) each year nor may the total compensation for the Trustees in aggregate (other than the Delaware Trustee) exceed $60,000 ($75,000 in the event a chairman is elected) each year, each figure as adjusted from time to time to reflect changes in the consumer price index (national) published by the U.S. government; and provided, further, that no employee of the Company or any of its Affiliates, shall be entitled to any compensation for service as a Trustee, and that the Delaware Trustee shall be entitled to only such compensation as the Trustees shall approve.

(h)           Legal Title.  Legal title to all assets of the Company shall be vested in the Company, or in the name of any other person as nominee or custodian, on such terms as the Trustees may determine, provided that the interest of the Company therein is appropriately protected.

(i)           Miscellaneous Powers.  Subject to the other provisions of this Agreement, the Trustees shall have the power to:  (i) employ or contract with such persons as the Trustees may deem desirable for the transaction of the business of the Company, including investment sub-advisors, administrators, custodians, transfer agents, shareholder services providers, accountants, counsel, brokers, dealers and others, and to delegate or grant to such persons all such power and authority as the Trustees may determine; (ii) enter into joint ventures, partnerships and any other combinations or associations; (iii) purchase, and pay for out of the assets of the Company, insurance policies insuring the Trustees and officers of the Company and its controlled Affiliates as the Trustees may determine, against all claims arising by reason of holding any such position or by reason of any action taken or omitted by any such person in such capacity, whether or not constituting negligence (other than gross negligence), or whether or not the Company would have the power to indemnify such person against such liability; (iv) establish benefit plans for any officers and employees of the Company and its controlled Affiliates; (v) to the extent permitted by applicable law, indemnify any person with whom the Company has dealings only for mistakes the Company and its controlled Affiliates make; (vi) subject to Section 3.1(k)(iii), guarantee indebtedness or contractual obligations of others; (vii) subject to Section 6.2, determine and change the fiscal year of the Company and the method in which its accounts shall be kept; and (viii) adopt a seal for the Company but the absence of such seal shall not impair the validity of any instrument executed on behalf of the Company.

(j)           Delegation; No Committees.  The Trustees shall have the power, consistent with their continuing exclusive authority over the management of the Company and its assets, to (i) elect from among themselves annually a person who shall serve as nonexecutive chairman of the Trustees and shall act as the primary liaison with management of the Company between meetings of the Trustees, and (ii) delegate from time to time to such of their number or to officers, employees or agents of the Company the doing of such things and the execution of such instruments in the name of the Company.  The Trustees hereby initially delegate to Mitchell Appel the authority to manage the day-to-day business of the Company and its controlled subsidiaries; provided, however, that neither he nor any other senior executive of the Company shall have authority without approval by at least three of the Trustees to utilize the capital resources of the Company and its controlled subsidiaries in any fiscal year for any purpose (other than required distributions to Shareholders) in a manner that will reduce the investment assets of the Company (excluding cash from operations) and its controlled subsidiaries to an amount less than 95% of the amount of such investment assets at the beginning of such fiscal year and provided further, that the compensation of the senior managers of the Company and its controlled subsidiaries and the overall compensation levels shall be subject to review and approval by the Trustees as being in the best interests of the Company and its Shareholders and that there shall be no obligation to pay the maximum amount of compensation to employees of the Company and its controlled subsidiaries permissible under Section 3.1(k)(ix).  The Trustees may narrow the scope of such delegation from time to time.  The Trustees shall not operate through committees.

(k)           Certain Restrictions.  The Trustees and the Company will have no authority to take any of the following actions without the prior written approval of the Shareholders holding a majority of the Nonvoting Profits Interests:

 (i)           Any merger, consolidation, acquisition or joint venture, partnership, or business combination of the Company or any of its controlled subsidiaries with or into any other person, other than an acquisition (including an acquisition structured as a merger, consolidation or other business combination) that the Trustees determine in good faith is incidental to the business and operations of the Company and in which the aggregate consideration payable by the Company in such transaction or series of related transactions does not exceed 20% of the aggregate Capital Accounts of the Shareholders at the end of the fiscal year preceding the entry into a definitive agreement for such acquisition.

(ii)           Any sale, lease, assignment or other disposition by the Company or any of its controlled subsidiaries, in any transaction or series of related or unrelated transactions during any 36 month period, of any tangible or intangible assets with an aggregate value in excess of 20% of the aggregate Capital Accounts of the Shareholders measured for this purpose at the end of the month preceding the entry into a definitive agreement for any such transaction.

(iii)           Any transaction pursuant to which the Company or any of its controlled  subsidiaries incurs, assumes, or otherwise becomes liable for any indebtedness for borrowed money (including any guarantee of any indebtedness) other than unsecured indebtedness incurred for working capital purposes, under letter of credit facilities or through finance leases that does not exceed in the aggregate for all such indebtedness outstanding at the time of incurrence of any such indebtedness 1% of the Gross Revenues of the Company and its controlled subsidiaries for the 12 months ending immediately prior to the month in which such indebtedness is incurred.

(iv)           Any transaction involving or consisting of a voluntary, consensual pledge of, mortgage of, grant of a security interest in, or other encumbrance in the nature of a pledge or mortgage, of any tangible or intangible assets of the Company or any of its controlled subsidiaries or of any interests in the Company or any of its controlled subsidiaries.

(v)           Any issuance of equity securities of the Company (including preferred securities, options to acquire equity securities and securities convertible into equity securities) or any of its controlled subsidiaries other than, in the case of equity securities of the Company only, Voting Profits Interests (which by their nature do not dilute the Revenues Interests or the Nonvoting Profits Interests) in an amount that does not constitute an "assignment" of any investment advisory agreements of the Company or any of its Affiliates as that term is used in the U.S. Investment Company Act of 1940 and the rules thereunder (the "Investment Company Requirements") or consent to any Transfer of Voting Profits Interests that by itself or together with other Transfers constitutes such an "assignment".

(vi)           Commencement of any voluntary proceeding in respect of the Company or any of its controlled subsidiaries seeking liquidation, reorganization, dissolution or bankruptcy.

(vii)          Except as provided in this Agreement, entry by the Company or any of its controlled subsidiaries into any contract or transaction with, or for the benefit of, any employee, Trustee, Shareholder or Affiliate of the Company other than a controlled subsidiary of the Company and other than compensation arrangements permitted hereunder.

(viii)        Subject to the other provisions of this Agreement, payment of dividends (or other distributions) by the Company to the Shareholders of Profits Interests for any calendar year that would represent less than 90% of the Profits attributable to the Profits Interests for such year.

(ix)           Payment of compensation for all employees of the Company and its controlled subsidiaries (including fringe benefits and the Company's portion of any payroll taxes but excluding compensation to the Trustees in their capacity as such and excluding distributions to Shareholders of Voting Profits Interests) ("Total Compensation") in excess of 22.5% of the Adjusted Gross Revenues of the Company and its controlled subsidiaries; provided, however, that (A) to the extent such Adjusted Gross Revenues of the Company and its controlled subsidiaries over the prior four quarter period are less than $25 million, such 22.5% figure shall be increased, at the rate of 0.5% increase per $1 million reduction in such Adjusted Gross Revenues, subject to a maximum of 30.0% of such of Adjusted Gross Revenues at Adjusted Gross Revenues of $10 million or less; and (B) the total annual compensation (including the cost of fringe benefits) of the chief executive officer or person performing such functions shall not exceed $400,000 per year (prorated appropriately for partial years as adjusted from time to time to reflect changes in the consumer price index (national) published by the U.S. government) for all such person's services for the Company and its controlled subsidiaries unless the Adjusted Gross Revenues of the Company and its controlled subsidiaries for the prior four quarter period exceeds $20 million in which case such total compensation shall not exceed the higher of the foregoing amount ($400,000 adjusted for changes in the consumer price index) and 2% of such Adjusted Gross Revenues.

(x)           Entry into, or conduct of, any business or line of business other than those described in Section 2.6 hereof, or discontinuation of any line of business in which the Company is engaged at the date of this Agreement.

(xi)          Any material change in any accounting or tax policy of the Company or any of its controlled subsidiaries unless required by changes in law, regulation or accounting conventions or principles.

(l)           Except as expressly provided in this Agreement, Shareholders in their capacity as such shall have no right to, and shall not, take part in the management or affairs of the Company, nor in any event shall any Shareholder have the power to act for or bind the Company.  A Shareholder or an Affiliate of a Shareholder may also be an employee, agent, director, Trustee or officer of the Company or its Affiliates and may act on behalf of the Company or its Affiliates in such capacity to the extent authorized to do so in such capacity.

SECTION 3.2 Certain Duties and Obligations of the Trustees.  (a) The Trustees shall take all action that may be necessary or appropriate on their part (i) for the continuation of the Company as a statutory trust under the laws of the State of Delaware and (ii) for the development, maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations.

SECTION 3.3 Officers.  Subject to the direction of the Trustees, the day-to-day administration of the business of the Company shall be carried out by persons who may be designated as officers, with such titles as the Trustees may designate, as and to the extent authorized by the Trustees.  The officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Trustees and otherwise as shall customarily pertain to such offices or be determined from time to time by the Trustees.  Any number of offices may be held by the same person.

SECTION 3.4 Exculpation and Indemnification.  (a)  No Shareholder shall be subject in such capacity to any personal liability whatsoever to any person in connection with the assets or liabilities or the acts, obligations or affairs of the Company.  Shareholders shall have the same limitation of personal liability as is extended to stockholders of a private corporation for profit incorporated under the corporation law of the State of Delaware.  Except as otherwise required by law, no Shareholder ("Shareholder A") shall be liable to the Company or any other Shareholder for any loss, liability, damage, settlement cost, or other expense (including reasonable attorneys' fees) incurred solely by reason of any act or omission or any alleged act or omission performed or omitted by Shareholder A in its capacity as such in connection with the establishment, management or operations of the Company.  Subject to the foregoing, all such persons shall look solely to the assets of the Company for satisfaction of claims of any nature arising in connection with the affairs of the Company.

(b)           To the fullest extent permitted by applicable law but subject to the proviso to this sentence and to the last sentence of this Section 3.4(b), the Company shall indemnify and hold harmless each Trustee or officer of the Company (each, a "Covered Person") from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of or in connection with the Company, its property, its business or affairs, including its status as a Shareholder therein; provided, however, that no Covered Person shall be entitled to indemnification under this Section 3.4 with respect to any claim, issue or matter in which such Covered Person has engaged in an act or failure to act arising out of the bad faith, willful misfeasance, gross negligence or reckless disregard of such Person's duty to the Company or a Shareholder, as the case may be and nothing herein shall constitute a waiver or limitation of any rights which a Shareholder or the Company may have under applicable securities laws or of rights under other laws which may not be waived.  To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding may, with the approval of the Trustees, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined by a court, arbitrator, regulatory body or pursuant to a settlement that the Covered Person is not entitled to be indemnified as authorized in this Section 3.4; provided, however, that if such advances are made to any Covered Person in connection with a matter, they shall be made on the same basis to any similarly situated Covered Person who so requests.  Notwithstanding the foregoing, (i) no Shareholder holding Voting Profits Interests, whether in his capacity as such or in his capacity as a Trustee or officer of the Company, shall be entitled to any indemnification out of the assets of the Company in connection with any arbitration brought by VLI to compel compliance with this Agreement or for damages arising from any non-compliance if VLI obtains in such action or settlement thereof substantially the relief it sought, and (ii) the costs of the Company in defending any such action in which VLI obtains such relief shall be specially allocated to the Capital Accounts of the Shareholders holding the Voting Profits Interests unless, in each of case (i) or (ii), the arbitrator finds that the Shareholder(s) (including in their capacity as Trustee(s)) acted in good faith in accordance with advice received in writing from counsel, the Company's auditors or a qualified expert in the matter in question.  As provided in Section 10.11, if VLI obtains substantially the relief it requested, regardless of whether the arbitrator finds the Shareholders/Trustees acted in good faith, the Company will pay to VLI 200% of its costs, fees and expenses, and any costs, fees and expenses (including attorneys fees and expenses) incident to enforcing the arbitral award shall be included in any judgment rendered thereon (including an estimate of the cost of all post trial proceedings, appeals collections, etc.) with the parties agreeing that the loser shall pay all related out of pocket expenses of the winner until paid in full following all collections.  All Covered Persons seeking indemnification or advancement of expenses in regard to the same matter shall utilize a single counsel except to the extent a person has materially conflicting defenses.

(c)           Except as otherwise provided by the Act or in this Agreement, or otherwise agreed in writing, the debts, liabilities and obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, liability or obligation of the Company solely by reason of being a Covered Person.

SECTION 3.5 Voting.  Subject to any provision of this Agreement specifying a different approval requirement (including Sections 3.1(k), 7.1(a) and 10.8), the affirmative vote of the Shareholders holding a majority of the votes held by the holders of the Voting Profits Interests shall decide all matters of the Company that must under this Agreement or applicable law be, or are by determination of the Trustees, put to and decided by a vote of the Shareholders or any class or classes thereof.  The percentage of the votes of the Shareholders holding the Voting Profits Interests that are held by the Shareholders holding the Class A Voting Profits Interest shall be 20% and the percentage of such votes that are held by the Shareholders holding the Class B Voting Profits Interest shall be 80%.

SECTION 3.6 Occupancy and Back Office.  In exchange for the agreement by VLI to provide (a) occupancy of a fully segregated segment of office space approximating 6629.34 square feet at the premises of VLI on the 6th floor of 220 East 42nd Street, New York, NY 10017 and (b) existing levels of payroll services (ADP), reception, telephone, bookkeeping, information systems support utilized by VLI on its premises, the Company agrees to pay to VLI $44,000 monthly in advance on the first day of each month if the Company remains at VLI's premises, such amount to be payable even if the Company determines not to utilize such space or services or all of such space or services; provided, however, that the Company shall vacate such premises and provide for its own back office services not later than the end of the fourth month after either the Company provides notice to VLI that it intends to vacate such premises or VLI provides notice to the Company to vacate such premises; and provided further, that such new premises shall be no closer than one-half mile to 220 East 42nd Street.

SECTION 3.7 Regulatory Matters.  The Trustees shall cause the Company's Chief Compliance Officer to develop and maintain policies and procedures of the Company that are in accordance with this Agreement and that aim to ensure action is not taken by the Company that would cause Jean Bernhard Buttner to become an associated person of the Company, any of its subsidiaries or the mutual funds managed by the Company.  Such policies and procedures shall not prevent the appropriate officers and other personnel of VLI from communicating with the Company and its personnel regarding this Agreement and the operations of the Company and its controlled Affiliates in relation hereto or prevent such personnel of the Company from operating the Company and its controlled Affiliates in accordance with the requirements of this Agreement.

ARTICLE IV

DISTRIBUTIONS1

1 This headnote explains in plain English the operation of the distribution and allocation provisions of Articles IV and V.

There are three sources of distributions:  revenues, regardless of profit; profits; and net proceeds (after expenses) of sales of assets of the Company, regardless of profit from such sales.  Except for Class A Voting Profits Interests, generally speaking, allocations of income track the distributions.

Revenues.  In accordance with Section 4.1(b) (and subject to increase and decrease as provided therein) 50% of the Adjusted Gross Revenues must be distributed quarterly to the holders (initially just VLI) of the Revenue Interests and in accordance with Section 5.2(a)(i) an equal amount of Adjusted Gross Revenue will be allocated to them.

Operating Profits:  The Company will be taxed like a partnership for tax purposes.  This means that the Company itself does not pay income tax on its profits and that instead all Shareholders must pay income tax on their relative share of the Company's Profits whether or not they receive a cash distribution from the Company.  If after making the Revenue distribution the Company has Profits and Excess Cash from operations (which it normally will), it will use a portion of the Excess Cash to make quarterly profits distributions in cash to each Shareholder.  These examples assume that Excess Cash is at least equal to Profits and accordingly use Profits interchangeably with Excess Cash.  In accordance with Section 4.1(c)(i):  Of the first $700,000 in Profits each year, each quarter 50% gets credited to the Capital Accounts of the Shareholders of the Nonvoting Profits Interests (initially VLI) of which at least 90% is distributed in cash within 10 days after each quarter.  In accordance with Section 4.1(c)(ii), 45% is credited to the Capital Accounts of the Shareholders of the Class A Voting Profits Interests (initially Mitch Appel) of which only half is distributed in cash within 10 days after each quarter.  The remainder of the Shareholders of the Class A Voting Profits Interests' (initially Mitch Appel) share of such Profits remain in the Company and is used to grow the business.  In accordance with Section 4.1(c)(iii), 5% of profits is credited to the Capital Accounts of the Class B Voting Profits Interests of which ax least 90% is distributed in cash within 10 days after each quarter.  The Trustees must distribute the same proportion of such Profits to the Class B Voting Profits Interests as is distributed to the Shareholders of the Nonvoting Profits Interests (initially VLI).  In accordance with Section 4.1(c), out of any Excess Profits over $700,000 in any year, each quarter 50% gets credited to the Capital Accounts of the Shareholders of the Nonvoting Profits Interests (initially VLI) of which at least 90% is distributed in cash within 10 days after each quarter.  45% is credited to the Capital Accounts of the Shareholders of the Class A Voting Profits interests (initially Mitch Appel) of which only 90% is distributed in cash within 10 days after each quarter.  5%  of the Excess Profits is credited to the Capital Accounts of the Class B Voting Profits Interests of which at least 90% is distributed in cash within 10 days after each quarter.  The Trustees must distribute the same proportion of the Excess Profits to the Class B Voting Profits Interests as is distributed to the Shareholders of the Nonvoting Profits Interests (initially VLI).  Thus, if the Trustees decide to distribute 95% of the excess represented by the Nonvoting Profits interests, which equals 47.5% of the Excess Profits (95% x 50% = 47.5%), they must also distribute only 95% of the 5% excess represented by the Class B Voting Profits Interests, which equals 4.75% of the Excess Profits (95% x 5% = 4.75%).  They must also distribute 90% of the 45% of the excess represented by the Class A Voting Profits Interests, which equals 40.5% of the Excess Profits (90% x 45% = 40.05%).  This is illustrated in the text of Section 4.1(c)(v) and (vi).  In accordance with Section 5.2(b) Profit from operations will be credited to the Capital Accounts of each of the Shareholders in proportion to their interests in Profits.  If Excess Cash equals such Profits, the credit to a Shareholder's Capital Account who receives a 100% payout will equal its distribution.  If for some reason, such as late payment of investment advisory fees, Profit has been realized but cash has not yet been received, a Shareholder who should have received a 100% payout of Excess Cash will receive a full credit of Profit to its Capital Account, which will be in excess of its distribution due to the timing mismatch.  Assuming payment is received, this shortfall would be caught up in the next quarter in accordance with Section 4.1(f), when distributions on a cumulative basis would match Profits even though for that particular quarter distributions would be in excess of that quarter's Profits but not in excess of cumulative Profits.

If the Trustees, acting in accordance with Sections 3.1(j) and 3.1(k)(ix), approve an employee compensation level within 2.5% of the maximum and such amount is not fully offset by actual cost savings, the percentages of operating profits distributed and allocated to the Shareholders of the Nonvoting Profits Interests shall increase by 50% to 75% and to the Shareholders of the Class A Voting Profits Interests and Class B Voting Profits Interests shall decrease by 50% to 22.5% and 2.5%, respectively, until the Shareholders of the Nonvoting Profits Interests have received incremental distributions and allocations equal to their allocable portion of the reduction in Excess Cash attributable to such increase in excess of 2.5% that is not offset by actual cost savings attributable to Shareholders of the Nonvoting Profits Interests.  For example, if the portion of the compensation cap increase in excess of 2.5% not covered by actual cost savings is $93,750, the profits participation percentages of the Shareholders of the Nonvoting Profits Interests will be increased as stated until they have received an incremental $93,750 out of such increase.  If Adjusted Gross Revenues for a trailing four quarter period are not in excess of $18 million and Profit allocable to the Shareholders of the Profits Interests exceeds 5% of such Adjusted Gross Revenues, the Percentage Interest of the Shareholders of the Class B Voting Profits Interests shall increase to 10% for the most recent quarter and the Percentage Interests of the Shareholders of the Class A Voting Profits Interests and the Nonvoting Profits Interests shall be reduced accordingly for such period.

Profits from Sales of Assets:  If the Company sells any asset(s) (which as a result of Section 3.1 (k)(ii) cannot exceed 20% of the aggregate Capital Accounts in any 36 month period without consent of the Shareholders of a majority of the Nonvoting Profits Interests), pursuant to Section 4.1(d) at least 90% of the net proceeds up to 20% of the Company's initial Capital Accounts at the time of Conversion, and all of the net proceeds in excess of that amount, must be distributed.  Distribution of the first $56.1 million (whether below or above the 20% threshold) or, if the Capital Accounts are greater than $56.1 million such greater number, will be made in accordance with Capital Accounts.  The Shareholders holding the Revenues Interest and the Nonvoting Profits Interest will hold all or substantially all of the Capital Accounts and so will receive all or almost all of the first $56.1million (as may be adjusted including if any of such Shareholders puts more money into the Company).  However, Shareholders of the Class A and Class B Voting Profits Interests may also build up Capital Accounts and to that extent would receive a distribution.  The next $56.1 million will be distributed 80% to the Shareholders of the Nonvoting Profits Interests, 15% to the Shareholders of the Class A Voting Profits Interests and 5% to the Shareholders of the Class B Voting Profits Interests.  Any excess above that second level of distributions would be distributed 55% to the Shareholders of the Nonvoting Profits Interests, 40% to the Shareholders of the Class A Voting Profits Interests and 5% to the Shareholders of the Class B Voting Profits Interests.  In accordance with Section 5.2(c), Profit attributable to any sale of assets would be allocated in proportion to distribution of the net proceeds.

(Con'd)

SECTION 4.1 Distributions – General Principles and Definitions.  (a)  Distributions to which VLI is entitled as a Shareholder of Revenues Interests and Nonvoting Profits Interests that are not received by VLI by the dates specified below shall accrue interest at the rate of 1.5% per month or portions thereof until received by VLI.  Such interest shall be treated as an expense of the Company.  Except as otherwise expressly provided in Articles IV, V and VIII, no Shareholder shall have the right to withdraw capital from the Company or to receive any distribution or return of any capital contribution.  If the Company erroneously distributes or fails to distribute the correct amount of profits or revenues, the Company will correct such distributions within 10 days after discovering and ascertaining the correct amount, and the Shareholders shall return amounts as necessary

(b)           The Company shall distribute to the Shareholders holding Revenue Interests, initially only VLI, in proportion to each Shareholder's Percentage Interest in the Revenue Interests, not later than the 10th day of January, April, July and October, 50% of the Adjusted Gross Revenues for the prior calendar quarter; provided, however, that (i) to the extent Adjusted Gross Revenues for the prior four calendar quarters are less than $15 million, such 50% figure shall be decreased, at the rate of 1.5% decrease per $1 million decrease in such Adjusted Gross Revenues, subject to a minimum of 41.0% of such Adjusted Gross Revenues at such Adjusted Gross Revenues of $9 million or less; (ii) to the extent Adjusted Gross Revenues for the prior four calendar quarters are more than $15 million, such 50% figure shall be increased, at the rate of 0.25% increase per $1 million increase in such Adjusted Gross Revenues, subject to a maximum of 55% of such Adjusted Gross Revenues at such Adjusted Gross Revenues of $35 million or more; (iii) in respect of the quarter ended December 31, 2010, such amount shall be prorated based on the number of days in the quarter after the Conversion as a proportion of the total number of days in the quarter; and (iv) Available Net Proceeds from the sale of assets of the Company shall be distributed in accordance with Section 4.1(d).

(c)           Subject to the proviso at the end of this Section 4.1(c) and subject to the penultimate sentence of Section 8.1(d), the Company, by action of the Trustees, shall distribute Excess Cash in an amount up to but not in excess of cumulative Profits (less amounts distributed pursuant to Section 4.1(b)) for the Fiscal Year not later than the 10th day of January, April, July and October as follows:

(Con'd from previous page)

Losses.  If the Company experiences a Loss, it will make the Gross Revenue distribution under Section 4.1 but will not make distributions under Section 4.1(c) as it will either have no Profits, no Excess Cash or will have neither.  In accordance with Section 5.2(b) and (c) Losses are charged to the Shareholders in proportion to their interests in Profits until their Capital Account becomes zero.  A Shareholder whose Capital Account is debited excess Losses because another Shareholder's Capital Account became zero, will subsequently have future excess Profit credited to its Capital Account in order to restore its Capital Account to the level it was before it absorbed any other Shareholder's Losses.  No additional Profit will be credited to the Capital Account of any other Shareholder who was not charged a Loss because its Capital Account would have become negative until the Capital Account of the Shareholder to whom such loss was charged receives allocations of Profit equal to such Loss.

FIRST $700,000 IN EACH YEAR'S REMAINING PROFITS:

(i)           to the Shareholders holding the Nonvoting Profits Interests (initially only VLI), in proportion to each Shareholder's Percentage Interest in the Nonvoting Profits Interests, not less than 45% or more than 50% of the first (A) $175,000 of such Excess Cash for the first calendar quarter, (B) $350,000 of such Excess Cash for the first and second calendar quarters combined, (C) $525,000 of such Excess Cash for the first, second and third calendar quarters combined and (D) $700,000 of such Excess Cash for all four calendar quarters combined, in each of clauses (A), (B), (C) and (D), less prior distributions under this Section 4.1(c)(i) with respect to the Fiscal Year during which such quarter occurs;

(ii)           To the Shareholders of the Class A Voting Profits Interests (initially Mitch Appel), in proportion to each such Shareholder's Percentage Interest in the Class A Voting Profits Interests, not less than 22.50% (except, as to a Shareholder thereof, with the consent of such Shareholder) or more than 22.50% of the first (A) $175,000 of such Excess Cash for the first calendar quarter, (B) $350,000 of such Excess Cash for the first and second calendar quarters combined, (C) $525,000 of such Excess Cash for the first, second and third calendar quarters combined and (D) $700,000 of such Excess Cash for all four calendar quarters combined, in each, of, clauses (A), (B), (C) and (D), less prior distributions under this Section 4.1(c)(ii) with respect to the Fiscal Year in which such quarter occurs;

(iii)           To the Shareholders of the Class B Voting Profits Interests, in proportion to each such Shareholder's Percentage Interest in the Class B Voting Profits Interests, not less than 4.5% or more than 5% with the exact percentage to be no greater than the percentage of the 45% to 50% of such Excess Cash distributed to the Shareholders of the Nonvoting Profits Interests in accordance with Section 4.1(c)(i)) of the first (A) $175,000 of such Excess Cash for the first calendar quarter, (B) $350,000 of such Excess Cash for the first and second calendar quarters combined, (C) $525,000 of such Excess Cash for the first, second and third calendar quarters combined and (D) $700,000 of such excess Profits for all four calendar quarters combined, in each of clauses (A), (B), (C) and (D), less prior distributions under this Section 4.1(c)(iii) with respect to the Fiscal Year in which such quarter occurs;

EACH YEAR'S REMAINING PROFITS IN EXCESS OF $700,000:

(iv)           To the Shareholders holding the Nonvoting Profits Interests (initially only VLI), in proportion to each Shareholder's Percentage Interests in the Nonvoting Profits Interest, not less than 45% or more than 50% of the Excess Cash for any period referred to in Section 4.1(c)(i) above in excess of the amount stated therein for such period not in excess of Profits for such period less prior distributions with respect to the Fiscal Year in which such quarter occurs;

(v)           To the Shareholders of the Class A Voting Profits Interests (initially only Mitch Appel), in proportion to each such Shareholder's Percentage Interest in the Class A Voting Profits Interest, not less than 40.5% (except, as to a Shareholder thereof, with consent of such Shareholder) or more than 40.5% of the Excess Cash for any period referred to in Section 4.1(c)(ii) above in excess of the amount stated therein for such period and not in excess of Profits for such period less prior distributions with respect to the Fiscal Year in which such quarter occurs.  Thus, if the Excess Cash for a period were $100,000 and 47.5% of the excess were distributed to the Shareholders of the Nonvoting Profits Interests ($47,500, a 95% payout ratio), 40.5% of that amount ($40,500), a 90% payout ratio rather than a 95% payout ratio would be distributed to Shareholders of the Class A Voting Profits Interests; and

(vi)           To the Shareholders of the Class B Voting Profits Interests, in proportion to each such Shareholder's Percentage Interest in the Class B Voting Profits Interests, not less than 10% of the portion of the Excess Cash for any period referred to in Section 4.1(c)(iii) above in excess of the amount stated therein for such period that is distributed to the Shareholders of the Nonvoting Profits Interests under Section 4.1(c))(iv).  Thus if the excess Profits for a period were $100,000 and 47.5% of the excess was distributed to the Shareholders of the Nonvoting Profits Interests ($47,500, or 95% payout ratio based on the amount credited to the Shareholders' Capital Accounts pursuant to Section 5.2(a)(ii)), 10% of that amount ($4,750), representing the same payout ratio (based on the amount credited to the Shareholders' Capital Accounts pursuant to Section 5.2(a)(iv)) applied to the proportion (which is 10%) of the Nonvoting Profits Interests represented by the Class B Voting Profits Interests, would be distributed to the Shareholders of the Class B Voting Profits Interests.

Notwithstanding the foregoing, to the extent the Trustees, acting in accordance with Sections 3.1(j) and 3.1(k)(ix), approve Total Compensation levels within 2.5% of the maximum levels permitted under Section 3.1(k)(ix), the percentage of the portion of the Excess Cash distributable under this Section 4.1(c) to the Shareholders of the Nonvoting Profits Interests shall increase from 50% of such Excess Cash to 75% of such Excess Cash and the percentage of the portion of the Excess Cash distributable under this Section 4.1(c) to the Shareholders of the Class A Voting Profits Interests and the Class B Voting Profits Interest shall decrease from 45% and 5% to 22.5% and 2.5%, respectively, of such Excess Cash until 50% (the interest of the Shareholders of the Nonvoting Profits Interests in such foregoing Profits) of the amount of the compensation level within 2.5% of the maximum compensation level not offset by actual cost savings shall have been distributed to the Shareholders of the Nonvoting Profits Interest pursuant to such increase in distribution participation.  For this purpose actual cost savings shall be documented in detail (and provided in writing to the Shareholders of the Nonvoting Profits Interests) by comparison of the expense level for each item in question prior to the time such cost saving is first implemented and shall be available for subsequent periods to the extent such cost saving continues to be realized.  For the avoidance of doubt, the Trustees may approve compensation within such 2.5% level even if they do not implement cost savings.  Furthermore, subject to the payment adjustment pursuant to the third preceding sentence, if the Adjusted Gross Revenues for the prior four calendar quarters do not exceed $18 million and if Profit allocable to the Shareholders of the Profits Interests in respect of such prior four calendar quarters is in excess of 5% of such Adjusted Gross Revenues, the aggregate Percentage Interests of the Shareholders of the Class B Voting Profits Interests shall be increased from 5% to 10% (such increase to be allocated among them in accordance with their Percentage Interests) for the most recent calendar quarter and the Percentage Interests of the Shareholders of the Class A Voting Profits Interests and the Nonvoting Profits Interests shall be reduced accordingly (such decrease to be allocated among them in accordance with their Percentage Interests) for such most recent calendar quarter.

(d)           In the event of a sale of any of the Company's assets, the Company shall distribute upon receipt at least 90% of the Available Net Proceeds to the extent such cumulative Available Net Proceeds do not exceed 20% of the aggregate Capital Accounts of all shareholders immediately after giving effect to the Conversion and shall distribute all of the Available Net Proceeds in excess of such amount, subject to the penultimate sentence of Section 8.1(d), as follows:

(i)           FIRST $56.1 MILLION (subject to adjustment):  first to the Shareholders of Interests in proportion to their Capital Accounts determined without reference to any adjustments in accordance with United States Treasury Regulations Section 1.704-1(b)(2)(iv)(f) until cumulative Available Net Proceeds of $56.1 million or, if greater, the aggregate Capital Accounts of the Shareholders determined without reference to any such adjustments and without reference to allocations in respect of prior dispositions of assets have been distributed;

(ii)           NEXT $56.1 MILLION:  second, 80% to the Shareholders holding the Nonvoting Profits Interest, in proportion to each such Shareholder's Percentage Interest in the Nonvoting Profits Interest and 15% to the Shareholders holding the Class A Voting Profits Interest and 5% to the Shareholders holding the Class B Voting Profits Interest, in accordance with their Class A Voting Profits Interests and Class B Voting Profits Interests in each level of the Carrying Values of all of the assets of the Company set forth in the records of the Company recording such interests as such Carrying Values are modified in accordance with the definition thereof from time to time, in proportion to each such Shareholder's Percentage Interest in the Voting Profits Interest until cumulative Available Net Proceeds of $56.1 million plus the amounts determined in accordance with Section 4.1(d)(i) have been distributed; and

(iii)           EXCESS AMOUNTS:  third, as to any Available Net Proceeds in excess of the amounts distributable in accordance with Section 4.1(d)(i) and (ii) above, 55% to the Shareholders holding the Nonvoting Profits Interests, in proportion to each such Shareholder's Percentage Interest in the Nonvoting Profits Interests and 40% to the Shareholders holding the Class A Voting Profits Interests and 5% to the Shareholders holding the Class B Voting Profits Interest, in accordance with their Class A Voting Profits Interests and Class B Voting Profits Interests in each level of the Carrying Values of all of the assets of the Company set forth in the records of the Company recording such interests as Carrying Values are modified in accordance with the definition thereof from time to time.

(e)           Each distribution pursuant to this Article IV shall be based upon the Company's best estimate of the amount at the time of distribution, shall take into account any adjustments in respect of prior periods required upon closing the books for the relevant period or upon conclusion of audit and shall be accompanied by a detailed calculation and, as needed, reconciliation thereof for all Shareholders.  Notwithstanding anything to the contrary however, no distribution may be made to the holders of the Class A Voting Profits Interests and no remuneration may be paid to the chief executive officer or person performing such function of the Company at any time the Company has not delivered all of the information set forth in Section 6.1(b) required to have been delivered by that time, has not made all distributions required to be made by that time or has been found in a formal determination (and not simply in an exit letter or similar notification with which the Company in good faith disagrees upon written advice of the Company's counsel) to be not in compliance with Regulations affecting the Company as promulgated by any Federal, State or local regulatory body or self-regulatory organization (such as FINRA) in some material respect and has not corrected such noncompliance to the satisfaction of the Trustees.

(f)           Distributions pursuant to this Article IV shall be made in cash in U.S. Dollars.

ARTICLE V

CAPITAL COMMITMENTS; ALLOCATIONS; EXPENSES

SECTION 5.1 Capital Accounts.  The Company shall maintain for each Shareholder a separate bookkeeping account to maintain the capital of such Shareholder (a "Capital Account") in accordance with this Section 5.1 and in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv).  Each initial Shareholder's Capital Account shall have an initial balance as set forth in Schedule 1 hereto.  Each subsequent Shareholder shall have an initial balance as set forth in future amendments to Schedule 1.  Each Shareholder's Capital Account shall be increased by the sum of (a) the amount of cash or other assets constituting contributions by such Shareholder to the capital of the Company, plus (b) the portion of any Gross Revenues or Profits allocated to such Shareholder's Capital Account in accordance with Section 5.2.  Each Shareholder's Capital Account shall be reduced by the sum of (a) the amount of cash and the fair value of any property distributed by the Company to such Shareholder, plus (b) the portion of any Losses allocated to such Shareholder's Capital Account in accordance with Section 5.2.

SECTION 5.2  Allocations of Gross Revenues, Profits and Losses.  (a)  The Company's Gross Revenues and Profits and each item thereof shall be allocated as follows:

(i)           First to the Shareholders holding the Revenues Interests (initially VLI), in proportion to their Percentage Interests in the Revenue Interest, Gross Revenues in an amount equal to the amounts distributed to them in accordance with Section 4.1(b); and

(ii)          Second to the Shareholders holding the Nonvoting Profits Interest (initially VLI), in proportion to their Percentage Interests, 50% (75% to the extent so provided in the proviso at the end of Section 4.1(c)) of the Profits and each item thereof (other than Profits attributable to a sale of assets of the Company) and to the Shareholders holding the Voting Profits Interest, in proportion to their Percentage Interests therein, 50% (25% to the extent so provided in the proviso at the end of Section 4.1(c)) of the Profits and each item thereof (other than Profits attributable to a sale of assets of the Company), it being understood that the Shareholders of the Class B Voting Interests hold 5% of such 50% figure and the Shareholders of the Class A Voting Interest, hold 45% of such 50% figure and;

(iii)         Profits in respect of any sale of assets of the Company shall be allocated in the same proportion as Available Net Proceeds are distributed in accordance with Section 4.1(d).

(b)           Subject to Section 5.2(c), the Company's Losses and each item thereof shall be allocated 50% to the Shareholders of the Nonvoting Profits Interest (initially VLI), in proportion to their Percentage Interests therein, and 50% to the Shareholders of the Voting Profits Interest, in proportion to their Percentage Interests therein.

(c)           Losses allocated to a Shareholder in accordance with Subsection (b) shall not exceed the maximum amount of Losses that can be allocated without causing a Shareholder to have an Adjusted Capital Account Deficit at the end of any Fiscal Year.  In the event that any Shareholder would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses in accordance with Section 5.2(b), the amount of Losses that would be allocated to such Shareholder but for the application of this Section 5.2(c) shall be allocated to the other Shareholders to the extent that such allocations would not cause such other Shareholders to have an Adjusted Capital Account Deficit and allocated among such other Shareholders in proportion first to their Profits interests and then to their Revenues Interests.  Any allocation of items of Loss in accordance with this Section 5.2(c) shall be taken into account in computing subsequent allocations in accordance with Section 5.2(a) and (b), and prior to any allocation of items in such Subsections, so that as much as possible the net amount of any items allocated to each Shareholder in accordance with Section 5.2(a) and (b) and this Section 5.2(c) shall be equal to the net amount that would have been allocated to each Shareholder in each quarter in accordance with the provisions of Section 5.2(a) and this Section 5.2(c) if such allocation under this Section 5.2(c) had not occurred.  For example, any incremental Losses allocated to VLI as a Shareholder because other Shareholders have a zero balance in their Capital Accounts shall be recouped and credited to VLI's Capital Account from future Profits that would have been allocated to such other Shareholders before such other Shareholders receive any future allocation of Profits.  For the avoidance of doubt, no Profit or Loss shall be allocated to the Capital Account of a Shareholder of Class A Voting Profits Interests who, in accordance with Section 8.1(d), ceases to hold any Interest in the Company other than such Shareholder's Capital Account.  The foregoing provisions are illustrated in the headnote at the beginning of Article 4.

SECTION 5.3 Tax Allocations.  For income tax purposes, each item of income, gain, loss and deduction of the Company shall be allocated among the Shareholders in the same manner as the corresponding items and specially allocated items are allocated for Capital Account purposes; provided, that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for United States federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the Trustees with the consent of the Shareholders holding a majority of the Non-Voting Profits Interests) so as to take account of the difference between Carrying Value and Adjusted basis of such asset.

ARTICLE VI

BOOKS AND REPORTS; TAX MATTERS

SECTION 6.1 General Matters.  (a)  The Company shall keep or cause to be kept books and records pertaining to the Company's business showing all of its assets and liabilities, receipts and disbursements, Profits/Losses, Shareholders' Capital Accounts and all transactions entered into by the Company.  Such books and records of the Company shall be kept by the Company at its principal office.  The Company's books of account shall be maintained in United States dollars and kept on the accrual method of accounting and otherwise in accordance with the federal income tax basis of accounting of the Company.

(b)           Within 30 days after the end of each month, the Company will provide to VLI or such other person as is the Shareholder of a majority of the Revenues Interests, (i) a detailed written financial and performance analysis of the Company's mutual fund business in the form requested by VLI or such Shareholder from time to time; (ii) a detailed written financial and performance analysis of the Company's separate account business in the form requested by VLI or such Shareholder from time to time; (iii) copies of all checks written by the Company and bank, brokerage and mutual fund investment accounts of the Company; and (iv) a detailed written financial report showing revenues, expenses, cash balances, receivables, payables, and other significant items as requested by VLI or such Shareholder in appropriately detailed categories for and as of the end of such month and quarter to date and year to date.

(c)           Within 5 days after filing or receipt, the Company will provide to VLI or such other person as is the Shareholder of a majority of the Revenues Interests (i) copies of filings with and correspondence to tax, regulatory and self-regulatory bodies and of all correspondence, inquiries, document requests and similar matters received from tax, regulatory and self-regulatory bodies; and (ii) signed copies of Federal, State and local tax returns, amended returns and extensions.

(d)           Within 5 days after any change in the identity of the Trustees or officers of the Company and any Transfer, the Company will provide notice to each Shareholder of such change and, in the event of a Transfer, an updated Annex A and Schedule 1.

(e)           As soon as is practicable but in no event greater than 90 days after the close of each Fiscal Year, a copy of the financial statements of the Company, together with the report of the Company's independent registered accountants thereon, commonly referred to as the audit report, shall be furnished to each Shareholder and shall include, as of the end of such Fiscal Year:

(i)          a balance sheet of the Company as of the end of such period;

(ii)         a statement of income or loss and a statement of Shareholders' and each Shareholder's Capital Account; and

(iii)        a statement of changes in cash flow of the Company.

The CEO shall recommend a firm of certified public accountants to conduct an audit of the financial statements of the Company as of the end of each Fiscal Year, to be made in accordance with generally accepted auditing standards as in effect on the date thereof.  The Trustees shall vote approval or disapproval of the CEO's recommendation.

(f)           At least 10 days prior to the time it wishes to take any action requiring consent under Section 3.1(k), the Company shall deliver to the Shareholders of the Non Voting Profits Interests a copy of the agreement (if any) for such transaction and a comprehensive written description and explanation of the proposed action.

(g)           Within 180 days after the end of each Fiscal Year, each person that was a Shareholder at any time during a Fiscal Year shall be supplied with such information as may be reasonably required to enable such Shareholder to prepare its federal, state, local and non-U.S. income tax returns based upon such person's status as a Shareholder, such other information as such person may reasonably request for the purpose of applying for withholding taxes and a statement as to such Shareholder's Capital Account as at the close of such Fiscal Year.

(h)           Any Shareholders, and their duly authorized representatives, will at all reasonable times and for any purpose reasonably related to the business and affairs of the Company and the Shareholders' interests therein, have access to the Company's books, records and other information required to be made available to the Shareholders under the Act, subject to appropriate confidentiality provisions; provided, that the Trustees will have the right to keep confidential from any of the Shareholders of Voting Profits Interests for such period of time as the Trustees deem reasonable, any information that the Trustees reasonably believe to be in the nature of trade secrets or other information the disclosure of which the Trustees in good faith believe is not in the best interests of the Company, could damage the Company or its business or that is required by law or by agreement with a third party to keep confidential.  In addition to providing the notice required by Section 2.1(a), the Company will mail to the Shareholders copies of any amendments to the Certificate promptly after filing the same under the Act and copies of any amendments to this Agreement.

(i)           Any expenses incurred by a Shareholder to enforce compliance with this Section 6.1 shall be specially allocated to the Capital Accounts of the holders of the Class A Voting Profits Interests.

SECTION 6.2 Fiscal Year.  The fiscal year of the Company (the "Fiscal Year") shall be the same as its taxable year, as determined pursuant to Section 706 of the Code.  The Trustees may change the Fiscal Year with the written consent of the Shareholders of a majority of the Revenue Interests.

SECTION 6.3 Certain Tax Matters.  The Trustees shall prepare or cause to be prepared all federal, state and local, as well as non-U.S., if any, tax returns of the Company for each year for which such returns are required to be filed and shall file or cause such returns to be timely filed.  The Trustees shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns.  The Trustees may cause the Company to make or refrain from making any and all elections permitted by such tax laws.  The Company and each Shareholder hereby designate Mitchell Appel as the "tax matters partner" for purposes of Section 6231(a)(7) of the Code (the "Tax Matters Partner").  Subject to this Section 6.3, the Tax Matters Partner shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code; provided, however, that the Tax Matters Partner shall not take any tax position that would have a material effect on any Shareholder and as to which there is not substantial certainty as to the correctness of such position without the written consent of such Shareholder.  The Tax Matters Partner will consult with tax experts and the affected Shareholders to minimize the adverse consequences before taking any action that is reasonably expected to have an adverse effect on one or more of the Shareholders.  The Tax Matters Partner will be responsible for notifying all Shareholders of ongoing proceedings, both administrative and judicial, and will represent the Company throughout any such proceeding.  The Shareholders will furnish the Tax Matters Partner with such information as it may reasonably request to provide the Internal Revenue Service with sufficient information to allow proper notice to the Shareholders.  The Tax Matters Partner will not bind any other Shareholder to any extension of the statute of limitations or to a settlement agreement without such Shareholder's written consent, which consent shall not be unreasonably withheld.

ARTICLE VII

DISSOLUTION

SECTION 7.1 Dissolution.

(a)           The Company shall be dissolved and its affairs wound up upon a determination by vote of the Shareholders of a majority of the Revenue Interests and a majority of the Profits Interests to dissolve the Company at any time.

(b)           The death, retirement, dissolution, resignation, expulsion or bankruptcy of any Shareholder shall not cause the dissolution of the Company, and following any such event the remaining Shareholders shall have the right to continue the business of the Company.  The Company shall not be dissolved as a result of there no longer being any Trustee of the Company at a particular time.

SECTION 7.2 Winding-up.  When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Trustees or, if there are no such persons, a liquidator or other representative (the "Representative") appointed by the Shareholders representing, in the aggregate, a majority of the total Voting Profits Interests of the Company.  The Trustees or the Representative, as the case may be, shall use their best efforts to reduce to cash and cash equivalent items such assets of the Company as the Trustees or the Representative, as the case may be, shall deem it advisable to sell and to obtain fair value for such assets (taking into account applicable tax and other legal considerations).  The Trustees or the Representative, as the case may be, shall proceed with the orderly sale or liquidation of the assets of the Company and shall apply and distribute the proceeds of such sale or liquidation in the following order of priority, unless otherwise required by law, as soon as practicable and in any event within 120 calendar days after the effective date of dissolution of the Company:

(a)           first, to pay all expenses of liquidation;

(b)           second, to pay all creditors of the Company (including Shareholders who are creditors) in the order of priority provided by law or contract;

(c)           third, to the establishment of any necessary reserves (such reserve may be paid over to an escrow agent prior to dissolution); and

(d)           fourth, to the Shareholders (or their legal representatives) in accordance with Section 4.1(d).

SECTION 7.3 No Obligation to Restore Capital Accounts.  Subject to applicable law, no Shareholder whose Capital Account balance is a negative or deficit amount (either during the existence of the Company or upon liquidation) shall have any obligation to return any amounts previously distributed to such Shareholder or to contribute cash or other assets to the Company to restore or make up the deficit in such Shareholder's impaired Capital Account.

ARTICLE VIII

TRANSFER OF SHAREHOLDERS' INTERESTS

SECTION 8.1 Transfer of Interests by Shareholders.

(a)           To the fullest extent permitted by law, no Shareholder of Voting Profits Interests may, directly or indirectly, Transfer all or any portion of such Shareholder's Interest in the Company without the prior written consent of at least three Trustees, provided, that a Shareholder of Voting Profits Interests may transfer in one or more transactions in the aggregate on a cumulative basis up to 50% of the highest amount of Voting Profits Interests held at any time by such person to members of such Shareholder's Immediate Family or up to all of such Interests to Affiliates or successors by operation of law of such Shareholder without the approval of the Trustees on condition that such Transfer not result in an assignment of any of the Company's investment advisory agreements under the Investment Company Requirements, that such Transferee may not make any further transfer and that, if such Transferee ceases to be a controlled Affiliate of such transferring Shareholder (including by reason of death), such Transferee (or such person's estate in the event of the death of the transferring Shareholder) will immediately transfer its Interests back to the transferring Shareholder (or such person's estate in the event of the death of the transferring Shareholder) if the Company requests such retransfer in writing.  As provided in Section 8.1(d) below the Company shall have the right but not the obligation to repurchase any Voting Profits Interest held by a member of a Shareholder's Immediate Family or his estate or by an Affiliate of such Shareholder upon such Shareholder ceasing to be an employee of the Company.

(b)           In no event shall all or any part of a Shareholder's Interests be Transferred, and any such purported Transfer shall be void and shall not be recognized by the Company, unless all of the following conditions are satisfied:

(i)           The Transferor, if requested by the Company in its sole discretion, has delivered to the Company an opinion of counsel that such Transfer would not violate the Securities Act of 1933, as amended (the "Securities Act"), or any state blue sky laws (including any investor suitability standards or result in an assignment under the Investment Company Act Requirements);

(ii)          The Company has received a notice of Transfer signed by both the Transferor and Transferee, such notice to be in the form attached as Annex B and including an agreement by the Transferee to be a Shareholder and to comply with all of the provisions of this Agreement applicable to Shareholders; and

(iii)         The Transferor, if requested by the Company in its sole discretion, has delivered to the Company an opinion of counsel that such Transfer does not give rise to a substantial risk that the Company will be treated as an association or publicly traded partnership for federal income tax purposes, become subject to registration as an investment company under the provisions of the Investment Company Act or be required to register any of its securities under the Securities Exchange Act of 1934, as amended.

Subject to the provisions of this Section 8.1(b), the Shareholders of the Revenues Interests and Nonvoting Profits Interests may transfer all or part of such Interests at any time without the consent of the Company.

(c)           Any Shareholder may withdraw as a Shareholder of the Company at any time without the consent of any person.  Upon withdrawal, such Shareholder's Percentage Interest in each class of Interests will be forfeit and reallocated among the remaining Shareholders of that class of Interests pro rata in accordance with Capital Accounts or if there is no holder of such class of Interests, to the Shareholders of the Profits Interests pro rata in accordance with Capital Accounts.  For the avoidance of doubt, the Capital Account of a Shareholder (other than an employee but including an Immediate Family member or Affiliate) who has withdrawn from the Company shall remain outstanding and shall be distributed to such person only in connection with an event set forth in Section 4.1(d) or upon Liquidation.

(d)           Any person who is both a Shareholder and an employee of the Company or an Affiliate shall, upon ceasing to be an employee for any reason, automatically and without any action by such person or the Company forfeit without payment, the Unvested Percentage (or such higher percentage as the Trustees may determine at the time of grant of Voting Profits Interests to such person) of such person's Voting Profits Interests, which shall thereupon be available for reissuance by the Company; provided, however, that such person shall not forfeit any portion of such person's Capital Account.  Any person who is a member of the Immediate Family of such former employee shall also automatically and without any action by such person or the Company forfeit without payment, the Unvested Percentage (or such higher percentage as the Trustees determined at the time of grant of such Voting Profits Interest to such employee) of such person's Voting Profits Interests; provided, however, that such person shall not forfeit any portion of such person's Capital Account.  For purposes of this Section 8.1(d), the term "Unvested Percentage" shall be as set forth in the table below:

Unvested Percentage	Vested Percentage Profits Interests	Applicable Anniversary
100%	0%	First
100%	0%	Second
100%	0%	Third
93%	7%	Fourth
86%	14%	Fifth
79%	21%	Sixth
72%	28%	Seventh
65%	35%	Eighth
58%	42%	Ninth
51%	49%	Tenth

provided, however, that the Unvested Percentage shall be increased to 100% if the employee Shareholder's employment is terminated by the Company or such employee on account of or within one year prior to or after a criminal indictment or any order or finding by any regulatory authority or court involving such employee that would be required to be reflected in the Company's Form ADV or ESI's Form BD on file with the US Securities and Exchange Commission.  If a person who was an employee (or a member of the Immediate Family or an Affiliate of such person) continues to hold Voting Profits Interests after such employee ceases to be an employee for any reason, the Company (by action of the Trustees) may repurchase such interests, other than the Capital Account associated therewith, at any time for an amount equal to the product of (i) the average Profits for the two Fiscal Years of the Company preceding the year in which such Interest is repurchased times (ii) two times (iii) the percentage of the Profits Interests represented by such Interests, which amount may be paid in cash or, for up to 50% of such amount, in a five-year promissory note of the Company paying annual interest at the prime rate as published in the Wall Street Journal on the day prior to when the promissory note is issued. If a person who was an employee (or a member of the Immediate Family or an Affiliate of such person) ceases to hold any Voting Profits Interests due to forfeiture or repurchase by the Company, such person shall no longer be treated as the holder of a Voting Profits Interest but the Capital Account associated therewith shall nevertheless remain outstanding.  If at any time less than 100% of the Class A Voting Profits interests issued at any time shall be outstanding due to forfeiture or to repurchase by the Company and the absence of reissuance, distributions and allocations in respect of such non-outstanding portion shall be distributed and allocated to the Shareholders of the Nonvoting Profits Interests for such period.  For the avoidance of doubt, the Capital Account of a former employee Shareholder (or Immediate Family member or Affiliate) shall remain outstanding and shall be distributed to such former employee Shareholder (or member of the Immediate Family or Affiliate thereof) only in connection with the occurrence of an event resulting in a distribution in respect of such Capital Account in accordance with Section 4.1(d) or in connection with purchase of such Capital Account pursuant to Section to 8.1(e).

(e)           If the Shareholders holding a majority of the Nonvoting Profits Interest consent in writing to a Transfer pursuant to Section 8.1(a) that will constitute an assignment under the Investment Company Requirements, all Shareholders of Voting and Nonvoting Profits Interests shall be entitled to join in such Transfer and the Shareholders holding a majority of the Voting and Nonvoting Profits Interests shall be entitled to compel the Shareholders of all other Voting Profits Interests and Nonvoting Profits Interests to participate in such Transfer on the same basis as the other Shareholders of the Nonvoting Profits Interests and the Voting Profits Interests, respectively; provided, however, that the interest of a former employee Shareholder (and of an Immediate Family member or an Affiliate thereof) whose Class A Voting Profits Interest consequently consists solely of a Capital Account shall be paid only the amount of such Capital Account in consideration for such Transfer.

(f)           Notwithstanding anything to the contrary, as of the last day of any quarter occurring after the earlier of the death of JBB or the occurrence of any transaction or action as a result of which neither JBB nor any person or entity which she directly or indirectly owns, controls or holds with power to vote 5% or more of the voting securities (as defined in the Investment Company Act of 1940) either directly or indirectly controls VLI or directly or indirectly owns, controls or holds with power to vote 5% or more of the voting securities of VLI, then VLI shall have the right, exercisable by notice to the holders of the Profits Interests, to purchase for cash all of the outstanding Profits Interests not owned by it at a price for each of such Profits Interests equal to that determined to be fair from the financial point of view to the holder of such Profits Interests without ascribing any value to elements of control and without adjusting value on account of illiquidity, by a nationally recognized valuation firm or investment bank chosen by VLI from among those that have performed no services for VLI or its affiliates during the preceding 36 months.  The closing of such transaction shall occur as promptly as practicable and in any event within 90 days following exercise of this purchase right.

(g)           If it is determined by counsel to JBB in writing to VLI that a Shareholder holding a Voting Profits Interest is related to JBB during her lifetime through business or other relationships such that she would be likely to be treated for purposes of the federal securities laws as an associated person or affiliated person of the Company or any of the investment funds its manages, such Shareholder shall promptly transfer its Voting Profits Interest in compliance with this Agreement to another person who is not so related to Jean Bernhard Buttner.

SECTION 8.2 Other Transfer Provisions.

(a)           To the fullest extent permitted by law, any purported Transfer by a Shareholder of all or any part of its Interest in violation of this Article VIII shall be null and void and of no force or effect.

(b)           Upon a Shareholder's Transfer of all or any part of such Shareholder's Interest to any person (including an Affiliate of such Shareholder or a permitted Transferee under Section 8.1) in accordance with this Article VIII, such Transferee shall be treated as a Shareholder.

(c)           Promptly upon request therefor by the Company, a Transferee of an interest in the Company shall provide the Company with the information specified in section 1.743-1(k)(2) of the Treasury Regulations (or any successor provision) in the manner specified by such regulation, whether or not an election under Section 754 of the Code is in effect with respect to the Company, and any other information reasonably requested by the Company in connection with adjustments made under Section 743 of the Code or an election made under Section 743(e) of the Code.  A Shareholder that is treated as a partnership for U.S. federal income tax purposes shall promptly furnish to the Company information regarding any transfers of interests in such Shareholder that could result in (A) a deemed transfer of such Shareholder's interest in the Company or the Company's property for U.S. federal income tax purposes or (B) the Company being required to make any adjustments to tax basis of its property under Section 734 or 743 of the Code.

ARTICLE IX

ADDITIONAL SHAREHOLDERS

SECTION 9.1 Additional Shareholders.  (a)  Two-thirds of the Trustees may cause the Company to grant, issue or sell additional Voting Profits Interests to employees of the Company and may issue and sell for value additional Voting Profits Interests to third parties in accordance with the terms of this Agreement; provided, however, that in no event shall any such transaction dilute the interests of the Shareholders of the Revenue Interests or the Nonvoting Profits Interests and provided further, that no such grant, issuance or sale to other employees shall on a cumulative basis dilute the interests of the Shareholders of the Class A Voting Profits Interests outstanding immediately after the date hereof by more than 20% (i.e., 9% of the aggregate Profits Interests) without the consent of the holders of a majority of the Class A Voting Profits Interests.  In any such transaction the Company shall comply with Article VIII hereof as if it were a Shareholder making a Transfer, and such person shall be treated as a Transferee for purposes for Article VIII hereof.  The Interest of such person shall be determined at the time, and the Interests of the other Shareholders of the same class of Interests shall be adjusted accordingly.

(b)           Obtaining the status of a Shareholder under this Agreement shall be conditioned upon such person's written acceptance and adoption of all the terms and provisions of this Agreement.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Jurisdiction.  The parties agree that any process or notice of motion or other application to a court, and any paper in connection with any arbitration, may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed.  Except as may be otherwise required by law in connection with the winding-up, liquidation and dissolution of the Company, each Shareholder hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company's property.

SECTION 10.2 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  In particular, the Company is formed pursuant to the Act, and the rights and obligations of the Shareholders shall be as provided therein, except as herein otherwise expressly provided.

SECTION 10.3 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Shareholders and their respective successors and assigns.  Nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person other than the Shareholders and their respective legal representatives, successors and permitted assigns.

SECTION 10.4 Confidentiality.  By executing or becoming subject to this Agreement, each Shareholder and each Trustee expressly agrees, at all times during the existence of the Company and thereafter and whether or not at the time a Shareholder, without the consent of the Trustees, to maintain the confidentiality of, and not to disclose to any person, any information relating to the business, financial results, clients or affairs of the Company that shall not be generally known to the public, except (a) to the other Shareholders and Trustees, (b) to such directors, members, employees, representatives, members of the Immediate Family, Affiliates and advisors of such Shareholder and its Affiliates who need to know the information and who are informed of the confidential nature of the information and with respect to which that Shareholder will be responsible for any disclosures by such persons in violation hereof, (c) as required for any arbitration proceeding or as required by governmental regulatory agencies, self-regulating bodies, law, legal process or litigation in which such Shareholder is a defendant, plaintiff or other named party or (d) as is reasonably necessary and appropriate in the course of and in furtherance of the conduct of the business of the Company.  Without limiting the foregoing and except as permitted by the foregoing, each Shareholder agrees that it shall not disclose, publish, or disseminate in any way any information relating to the financial performance, track record, investment decisions and analysis or any related information of the Company without the express written consent of the Trustees; provided that in connection with the securing of future employment such Shareholder may, subject to the foregoing restrictions, disclose on a confidential basis the general nature of his responsibilities with the Company or its Affiliates, including oral representations concerning his or her track record/investment performance with the Company and/or its Affiliates.  Notwithstanding anything contained herein to the contrary, each Shareholder and prospective investor (and each employee, representative, or other agent of each such investor and prospective investor) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the Company; provided, however, that no Shareholder or prospective investor (and no employee, representative or other agent thereof) will disclose any other information that is not relevant to understanding the tax treatment and tax structure of the Company (including the identity of any party not otherwise disclosed in any offering documents related to the Company and any information that could lead another to determine the identity of any party not otherwise disclosed in any offering documents related to the Company) or any other information to the extent that such disclosure could reasonably result in a violation of any federal or state securities law.  The provisions of this Section 10.4 shall survive the termination, dissolution, liquidation, restructuring or recapitalization of the Company.

SECTION 10.5 Notices.  Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing (including facsimile or similar writing other than electronic mail) and shall be given to any Shareholder at its address or facsimile number delivered by such Shareholder to the Company in writing.  Each such notice shall be effective (i) if given by electronic mail or facsimile, upon electronic confirmation of receipt and (ii) if given by any other means, when delivered to and receipted for at the address of such Shareholder, as the case may be, specified as aforesaid.

SECTION 10.6  Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

SECTION 10.7  Entire Agreement.  This Agreement, together with the separate written agreements referenced herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  Except as expressly provided herein, this Agreement and such separate written agreements supersede all prior agreements and understandings between the parties with respect to such subject matter.

SECTION 10.8  Amendments.  Except as provided by Section 9.1 with respect to certain grants of equity interests in the Company this Agreement may be amended or modified only with the written consent of the Shareholders of a majority of the Interests of each class affected by the amendment or modification; provided, however, that (a) no amendment that requires any Shareholder to make capital contributions, adversely affects the rights of a Shareholder to distributions, increases any liability of a Shareholder or amends this Section 10.8 may be adopted without in accordance with this Agreement the written consent of such Shareholder; and (b) no amendment that adversely affects the rights of any Shareholder or, if there are multiple Shareholders in a class, affects the rights of any such Shareholder differently than the other Shareholders of such Class may be adopted without the written consent of such Shareholder.  For purposes of this Agreement, there are four classes of Interests:  Revenue Interests, Class A Voting Profits Interests, Class B Voting Profits Interests and Nonvoting Profits Interests.  Any amendment or modification of any of the distribution percentages for any class of Interests set forth in Article IV shall be deemed to affect each class of Interests.

SECTION 10.9  Titles.  Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

SECTION 10.10       Irreparable Harm.  Each of the Shareholders hereby agrees that a failure to comply with the provisions of this Agreement would cause irreparable harm to the Company, and, therefore, the Company shall be entitled to an injunction and other equitable relief (which may include monetary relief) in the event of any such failure to comply with the provisions of this Agreement.  Each of the Shareholders agrees that failure by the Company, the Trustees or the Shareholders of the Voting Profits Interests to comply with the provisions of this Agreement may cause irreparable harm to the Shareholders of the Revenues Interest or the Nonvoting Profits Interest, and the Shareholders of the Voting Profits Interests hereby consent and agree to the appropriateness of an injunction to remediate, in whole or in part, any such failure.

SECTION 10.11       Dispute Resolution.  Except for injunctive relief referred to in Section 10.10, any dispute relating to the Company or this Agreement among Shareholders or one or more Shareholders (including in their capacity as Trustees) and the Company shall first be sought to be resolved by business discussions among the relevant parties.  If such dispute remains unresolved after 30 days following a written request to commence discussions described above or after such lesser time as agreed to by the relevant parties, then any party may submit such dispute to binding arbitration (not to a court) in accordance with the terms of this Agreement by delivering an arbitration notice to the other parties.  Such binding arbitration shall be conducted in New York City in accordance with the comprehensive rules of JAMS then in effect (the "Rules"), except as modified herein.  The arbitration shall be held and the award shall be issued in New York, New York before a single arbitrator, agreed to by the parties within 30 days of receipt by the parties thereto of a copy of the demand for arbitration, or in default thereof, appointed by JAMS.  The arbitrator shall be an attorney or former judge who has decided at least six arbitrations in the investment management industry (excluding broker-dealer matters).  In rendering the award, the arbitrator shall be required to apply the substantive law of the State of Delaware.  The award of the arbitrator shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based.  The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accountings presented to the arbitrator.  Judgment upon the award may be entered and enforced in any court having jurisdiction.  The losing party shall pay the costs, fees and expenses of the arbitration including, but not limited to, the fees and expenses of JAMS and the arbitrator and the legal fees and expenses of the prevailing party, which shall be included in the final award (and both parties shall post before the arbitration commences adequate security for such fees and expenses equal to the greater of (i) $5,000 or (ii) such larger amount as the arbitrator shall direct), with an immediate default judgment to be entered against any party (a) failing to post such security at least 10 days before the scheduled date of the first hearing or (b) failing to pay the costs of arbitration, including filing fees, by the date due of any such payment; provided that if such losing party is the Company, such costs shall be specially allocated to the holders of the Class A Voting Profits Interests; provided further, however, that the arbitrator shall have authority to allocate such costs, fees and expenses among the parties if the arbitrator states in writing that the losing party acted in good faith upon the advice received in writing from counsel, the Company's auditors or a qualified expert on the matter in question.  Notwithstanding the foregoing proviso, if VLI obtains substantially the relief it requested, the Company will pay to VLI 200% of its costs, fees and expenses regardless of whether the arbitrator finds the Shareholders/Trustees acted in good faith.  Any costs, fees and expenses (including attorney's fees and expenses) incident to enforcing the arbitral award shall be included in any judgment rendered thereon (including an estimate of the cost of all post trial proceedings, appeals, collections, etc) with the parties agreeing that the loser shall pay all related out of pocket legal expenses of the winner until paid in full following all collections.  Each party unconditionally and irrevocably agrees to submit to the exclusive jurisdiction of the state and federal courts located in New York, New York (the "New York Courts") for the purpose of any proceedings to compel or in aid of arbitration, and to the non-exclusive jurisdiction of the New York Courts for proceedings for the enforcement of any award or decision of the arbitrator.  Each party hereto expressly consents and unconditionally submits to the jurisdiction of JAMS in New York City and, if applicable, New York Courts in any such proceeding (and agrees that registered mail shall suffice for service of process), and hereby waives any objection which such party may have based upon imperfect service (providing actual or constructive notice is received), lack of personal jurisdiction, improper venue or inconvenience forum, and each party hereto expressly waives, to the fullest extent permitted by applicable law, any right to discovery or trial by jury in any such proceeding.  In the event either party obtains an order compelling arbitration or denying a stay of arbitration (the "Arbitration Order"), the party compelled to arbitrate shall reimburse the party seeking enforcement of this arbitration agreement for all its reasonable attorneys fees and costs incurred in obtaining such relief, which fees and costs shall be determined forthwith upon entry of the Arbitration Order and payable within 30 days of such determination, without awaiting, and independent of, the outcome of any arbitration proceedings, and failure to make such payment when due shall result in the immediate entry of a default judgment against the defaulting party with respect to the entire case; provided that if the party compelled to arbitrate is the Company, such costs shall be specially allocated to the holders of the Class A Voting Profits Interests.  EACH PARTY HERETO EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO DISCOVERY, WHETHER IN ACCORDANCE WITH THE FEDERAL RULES OF CIVIL PROCEDURE OR ANY OTHER RULE, REGULATION, OR CUSTOM (OF JAMS OR OF ANY COURT) AND TRIAL BY JURY, IN EACH CASE WITH RESPECT TO ANY ASPECT OF ANY DISPUTE RELATING HERETO OR BETWEEN OR AMONG THE PARTIES HERETO, INCLUDING ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN CONNECTION WITH ANY ASPECT OF THIS AGREEMENT, ANY TRANSACTION RELATING THERETO, OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

SECTION 10.12       Partnership Tax Treatment.  The Shareholders intend for the Company to be treated as a partnership for Federal income tax purposes.  The Company hereby agrees that it will make an election for such treatment pursuant to Treasury Regulation Section 301.7701-3 not later than 75 days following the Conversion and that no election to the contrary shall be made.

SECTION 10.13       Severability.  Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to the Act or existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid.  In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

           IN WITNESS WHEREOF, the initial Trustees and initial Shareholders have executed this Agreement as of the day and year first above written.

Revenues Interest and Nonvoting Profits Interest Shareholder:

Value Line, Inc.

By:	/s/ Howard Brecher
Name: Howard Brecher
Title: Acting Chairman and Acting Chief Executive Officer

Class A Voting Profits Interest Shareholder and Trustee:

/s/ Mitchell Appel
Mitchell Appel

Class B Voting Profits Interest Shareholders and Trustees including the Delaware Trustee:

/s/ Avi T. Aronovitz
Avi T. Aronovitz

/s/ Richard Berenger
Richard Berenger

/s/ Howard B. Sirota
Howard B. Sirota

/s/ R. Alastair Short
R. Alastair Short

The Corporation Trust Company

By:	/s/ Jennifer A. Schwartz
Name: Jennifer A. Schwartz
Title: Assistant Vice President

SCHEDULE 1

SHAREHOLDER	CLASS OF INTEREST	PERCENTAGE INTEREST IN CLASS	VOTING PERCENTAGE	INITIAL CAPITAL ACCOUNTS

Value Line, Inc.	Revenues Interest	100%	0%	$56,100,000

Value Line, Inc.	Nonvoting Profits Interest	100%	0%	$0

Mitchell Appel	Class A Voting Profits Interest	100%	20%	$0

Avi T. Aronovitz	Class B Voting Profits Interests	25%	20%	$0

Richard Berenger	Class B Voting Profits Interests	25%	20%	$0

Howard B. Sirota	Class B Voting Profits Interests	25%	20%	$0

R. Alastair Short	Class B Voting Profits Interests	25%	20%	$0

S-1

ANNEX A

NAMES AND ADDRESSES OF SHAREHOLDERS OF THE COMPANY

Shareholder	Address

Value Line, Inc.	220 East 42nd Street, 6th Floor New York, New York

Mitchell Appel	220 East 42nd Street, 6th Floor New York, New York

Avi T. Aronovitz	60 Meadow Drive Woodsburgh, New York 11598

Richard Berenger	45 Dustman Lane Bardonia, New York 10954

Howard B. Sirota	Gusrae, Kaplan, Bruno & Nussbaum 120 Wall Street New York, New York 10005

R. Alastair Short	175 Riverside Drive, 16-F New York, New York 10024

A-1

ANNEX B

ANNEX B

Form of Notice of Transfer

[Date]

EULAV Asset Management
[Address]
[Contact Person]

Ladies and Gentlemen:

This is to advise you that [_______________] (the “Purchaser”) will purchase in a private resale (the “Purchase”) from [___________________] (the “Seller”) [insert number or amount] of [specify class of Interests (the "Interests")] issued pursuant to the Declaration of Trust of EULAV Asset Management, a Delaware statutory trust (the "Company") (as amended, modified or supplemented from time to time, the "Declaration"). Capitalized terms used herein and not defined have the respective meanings assigned to them in the Declaration, a copy of which has been provided to the undersigned by the Seller.

The undersigned Purchaser hereby irrevocably agrees, represents and warrants that:

1.	The Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

2.
If the Purchaser wishes to resell or transfer all or any portion of the Interests, the Purchaser will obtain from the Company any consent required and from each purchaser or transferee a letter containing the same representations and agreements as set forth herein and will have such purchaser or transferee complete a Notice of Transfer.

3.
The Purchaser (i) hereby agrees that this Transfer Certificate may be attached to the Declaration and (ii) by executing and delivering this Notice of Transfer, with the consent of the Company if required by the Declaration and the completion of any other requirements (such as an opinion of counsel) set forth in the Declaration, hereby becomes a Holder under the Declaration and agrees to be bound by all the terms thereof.

Very truly yours,

[Purchaser]

Address:
By:
Name:
Title:

B-1

ANNEX B

This Transfer Certificate shall constitute the notice of Transfer required under subsection 8.1(b)(ii) of the Declaration.

[Seller]

Address:
By:
Name:
Title:

B-2